Exhibit 10.1

MUTUAL TERMINATION OF LICENSE AGREEMENT

This Mutual Termination of License Agreement (This “Agreement”) is hereby entered into on January 31, 2023 by and among Jaguar Health, Inc., a Delaware corporation (“Licensor”), SynWorld Technologies Corporation, a corporation duly incorporated under the laws of Canada (“Licensee”), C&E Telecom, LTD, a company organized under the laws of the British Virgin Islands (“Licensee Guarantor”), and Tao Wang, an individual (“Parent”) (each a “Party” and collectively, the “Parties”).

WHEREAS, Licensor, Licensee, Licensee Guarantor and Parent previously entered into that certain Amended and Restated License and Services Agreement, dated as of October 11, 2022 (the “License Agreement”), which amended and restated in entirety the License and Services Agreement, dated as of June 28, 2022, by and among the same parties, as amended by that certain First Amendment to the License and Services Agreement, dated as of August 18, 2022, by and between Licensor and Licensee, for the grant of certain licenses by Licensor to Licensee to improve and/or expand the scope of Licensor’s intellectual property rights and to commercialize the Product and the engagement of Licensee by Licensor to obtain regulatory approval for the Product to treat all forms of diarrhea in dogs in the Licensee Territory. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the License Agreement;

WHEREAS, pursuant to Section 12.2(g) of the License Agreement, the License Agreement may be terminated at any time for any or no reason, by mutual consent of Licensor and Licensee; and

WHEREAS, Licensor and Licensee desire to mutually terminate the License Agreement, effective as of January 31, 2023 (the “Termination Date”), pursuant to Section 12.2(g) of the License Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.            Termination of the License Agreement.

(a)               The License Agreement is hereby terminated, effective as of the Termination Date (the “License Agreement Termination”). Without limiting the generality of the foregoing, the Parties hereby acknowledge and agree that any Monthly License Fee and Monthly Service Fee that would otherwise be due on January 31, 2023 pursuant to the License Agreement are hereby waived.

(b)               The Parties hereby acknowledge and agree that the License Agreement is terminated pursuant to Section 12.2(g) of the License Agreement.

2.            Survival. In accordance with the terms set forth in Section 12.4 of the License Agreement, the provisions of Articles 1 (Definitions), 10 (Indemnification; Liability; Insurance) and 13 (Miscellaneous), and Sections 7.4 (Late Payments), 7.6 (Financial Records and Audits), 8.1(b) (Licensee Patents), 8.1(c) (Cooperation in Prosecution), 11.1 (Duty of Confidence), 11.2 (Exceptions), 11.3 (Authorized Disclosures), 11.5 (Security Exchange Disclosures), 12.1 (Term), 12.3 (Effect of Termination), and 12.4 (Survival) of the License Agreement (the “Surviving Provisions”) and any other Section or Article of the License Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall survive the License Agreement Termination.

3.            Public Communications.

(a)               None of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the License Agreement Termination, or any matter related to the foregoing, without first obtaining the prior consents of both Licensor and Licensee (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is (i) required by applicable Law or legal process (including pursuant to Federal Securities Laws or the rules of any national securities exchange), in which case Licensor or Licensee, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other Parties, prior to announcement or issuance and allow Licensee or Licensor, as applicable, a reasonable opportunity to comment thereon (which shall be considered by Licensor or Licensee, as applicable, in good faith) or (ii) made in any pleadings, court papers or in open court in any action brought by one of the Parties or by any other person.

(b)               The Parties acknowledge and agree that, following the execution of this Agreement, Licensor will file a Current Report on Form 8-K (the “Current Report”) reporting the execution of this Agreement.

(c)               For the avoidance of doubt, and notwithstanding anything contained in this Agreement to the contrary, each Party and its Affiliates may make announcements and may provide information regarding this Agreement and the License Agreement Termination to their respective Affiliates, and its and their respective directors, officers, present and future employees, managers, advisors, direct and indirect investors, prospective investors and partners without the consent of the other Parties; provided, that neither a Party nor any of its Affiliates shall make any such announcement that could be understood as disparaging the business or conduct of any other Party or such other Party’s Affiliates, or its and their respective directors, officers, present and future employees, managers, advisors, direct and indirect investors, potential investors and partners or that is intended to harm the business or reputation of any other Party or such other Party’s Affiliates.

4.            Release.

(a)               Subject to the terms of this Agreement, each Party hereto releases and discharges (each Party, in such capacity, a “Releasing Party”) the other Parties (each Party, in such capacity a “Released Party”) and its Affiliates, predecessors, successors, and assigns, and each of their respective officers, directors, employees, agents, and representatives (to each of whose benefit this release shall run) from any and all claims, demands, damages, actions, causes of action, liabilities, liens, paid or outstanding invoices, contracts, agreements, rights, obligations, costs and expenses, whether known or unknown, suspected or unsuspected, fixed or contingent, wherever filed or prosecuted, which the Releasing Party has now, claims to have, or at any time heretofore had or claimed to have against the Released Party, as a result of things undertaken, done or omitted to be done up to and including the date of this Agreement, arising out of, or in connection with, each Party’s rights, duties and obligations under the License Agreement, irrespective of whether such claims arise out of contract, tort, violation of laws or regulations or otherwise (collectively, “Released Claims”); provided, however, that the above shall not constitute a release by any Party of any rights or claims it may have hereunder in respect of a breach by any other Party of its obligations under this Agreement.

(b)               Each Party, on behalf of itself and its related Releasing Parties, represents and warrants to the other Parties that it is the current legal and beneficial owners of all Released Claims released by such Party hereby and have not assigned, pledged or contracted to assign or pledge any such Released Claim to any other person or entity. Each Party shall indemnify, defend and hold harmless each of the other Parties (including all Affiliates, predecessors, successors, and assigns, and each of their respective officers, directors, employees, agents, and representatives of such Party) from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages asserted against such other Party (or any of such Party’s Affiliates, predecessors, successors, and assigns, and each of their respective officers, directors, employees, agents, and representatives) by any third party in respect of any Released Claim assigned or pledged to such third party by such Party.

(c)               Each Party, on behalf of itself and its related Releasing Parties, hereby covenants to the other Parties not to directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its Affiliates or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any Released Party relating to any Released Claim.

5.            Further Assurances. Subject to the other terms and conditions of this Agreement, each Party shall, and shall cause its controlled Affiliates to, and shall direct its representatives to, at the sole cost and expense of the Party making such request, execute and deliver such additional instruments and documents, and take such other actions as may be reasonably necessary or reasonably requested by the Party making such request in order to evidence, confirm and effect the termination of the License Agreement contemplated herein.

6.            Allocation of Expenses. Each Party shall pay its own expenses incurred in connection with this Agreement, including all fees and expenses of counsel, accountants, financial advisors, financing sources, experts and consultants to such Party or any of its Affiliates, incurred by such Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and all other matters related to the consummation of the transactions contemplated by this Agreement.

7.            Representations and Warranties. Each Party hereby represents and warrants to the other Parties that (a) (X) in the event such Party is an entity, the execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby are within such Party’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Party and (Y) in the event such Party is a natural person, the execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby are within such Party’s legal power and authority, and (b) this Agreement, assuming due authorization, execution and delivery by the other Parties, constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

8.            Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof.

9.            Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

10.          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.          Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by all the Parties.

12.          Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first written above.

LICENSOR:

Jaguar Health, Inc.

By:	/s/ Lisa A. Conte
Name: Lisa A. Conte
Title: President & CEO

LICENSEE:

SynWorld Technologies Corporation

By:	/s/ Tao Wang
Name: Tao Wang
Title: CEO

LICENSEE GUARANTOR:

C&E Telecom, LTD

By:	/s/ Tao Wang
Name: Tao Wang
Title: General Manager

PARENT:

/s/ Tao Wang
Tao Wang

[Signature page to Mutual Termination of License Agreement]